Exhibit 99.1

NEWS RELEASE

Dynegy Inc.	601 Travis Street	Suite 1400	Houston, Texas	77002	www.dynegy.com

FOR IMMEDIATE RELEASE	NR14-10

Dynegy to Acquire Assets from Duke Energy and Energy Capital Partners — Transforming Power Generation Fleet; Provides 2015 Pro Forma Guidance

Transaction highlights:

•                  Dynegy to acquire 12,500 MW of coal and gas generation from Duke Energy and Energy Capital Partners (ECP), almost doubling its existing portfolio to nearly 26,000 MW.

•                  Synergy targets include cost reductions in excess of $40 million per year, $200 million in collateral efficiencies and nearly $500 million in present value cash tax savings.

•                  2015 Pro Forma consolidated Adjusted EBITDA of $1.2-$1.4 billion and Free Cash Flow of $480-$680 million, assuming both transactions close on December 31, 2014.

•                  2015 Adjusted EBITDA and Free Cash Flow accretion per share of approximately 125% and 220%.

•                  Duke Energy Retail adds over 7 terawatt-hours of annual retail load in PJM, complementing our existing retail businesses.

Acquisition cost and Financing Plan:

•                  Purchase price of $2.8 billion for Duke assets and $3.45 billion for ECP assets.

•                  Committed bridge financing in place for transaction purchase price and liquidity facilities.

•                  Dynegy’s long-term financing plan to include:

•                  ~$5 billion of new unsecured notes.

•                  ~$1.25 billion in equity and equity linked securities including $200 million in common stock issued to ECP.

•                  $950 million in incremental revolving credit facilities bringing total Dynegy Inc. revolver capacity to $1.425 billion.

HOUSTON, TX (August 22, 2014) — Dynegy Inc. (NYSE:DYN) has signed two separate definitive sets of agreements to acquire the ownership interests in certain Midwest generation assets from Duke Energy and EquiPower Resources Corp and Brayton Point Holdings, LLC from ECP. The Duke portfolio includes its retail business and ownership interests in the following plants: Killen, Stuart, Conesville, Miami Fort, Zimmer, Hanging Rock, Washington, Fayette, Lee and Dicks Creek. The ECP assets include these generating facilities: Milford, Lake Road, Dighton, Masspower, Liberty, Elwood, Richland, Stryker, Kincaid and Brayton Point. Upon closing both transactions, Dynegy will own nearly 26,000 megawatts (MW) of generating capacity nationally and provide retail electricity to residents and businesses in Illinois, Ohio, Pennsylvania and Michigan.

“The two acquisitions announced today are both exceptionally high quality portfolios that have been well managed and run by Duke and ECP employees. The addition of these portfolios transforms Dynegy by adding considerable scale in the PJM and New England markets. The Duke and ECP employees are committed, hard-working men and women and we look forward to engaging their expertise and talent in the combined business. In addition, we intend to honor the terms of the collective bargaining agreements in both generating fleets,” said Dynegy President and Chief Executive Officer Robert C. Flexon. “The addition of these portfolios is forecasted to significantly improve our financial outlook by tripling our 2015 Adjusted EBITDA and being massively accretive to Adjusted EBITDA and Free Cash Flow per share in 2015 and beyond.”

Transaction Benefits

The addition of the ECP assets and the Duke generation portfolio and retail marketing business complements Dynegy’s existing assets and retail business by adding significant scale and fuel diversification in markets the Company currently participates in but otherwise lacks scale. Of the 12,500 MW being acquired, 5,053 MW are modern combined cycle natural gas plants and 3,793 MW are environmentally compliant coal generation plants. Additional benefits from these transactions include:

•                  PJM and ISO-NE capacity payments will represent 25% of the combined company’s gross margin compared to 11% today as a result of quadrupling the size of the PJM fleet and increasing the size of the New England fleet seven-fold.

•                  Adjusted EBITDA and Free Cash Flow accretion per share in 2015 of approximately 125% and 220%, respectively.

•                  Dynegy’s $3.2 billion net operating loss position will be available to offset taxable income of the combined company, providing nearly $500 million in present value cash tax savings.

•                  In addition to the $40 million in targeted annual cost savings, Dynegy’s existing infrastructure and general and administrative costs will be leveraged across a much larger asset base, reducing the general and administrative cost per MWh from $1.67 to $1.10. As part of the integration, Dynegy will expand its highly successful PRIDE (Producing Results through Innovation by Dynegy Employees) program to both businesses to generate balance sheet and operational efficiencies beyond those identified to date.

•                  Duke Energy Retail will expand Dynegy’s retail business into three new competitive retail markets (Ohio, Pennsylvania and Michigan). The EquiPower and Duke Ohio generation assets will provide load following generation to support the retail businesses.

Transaction Structure

Dynegy has committed financing in place for both the liquidity facilities and the transaction purchase prices and expects to access the capital markets in advance of closing to raise the permanent financing for the transactions.

Dynegy Inc. intends to issue approximately $5 billion in new unsecured bonds and $1.25 billion in equity and equity-linked securities. Included in the equity figure is $200 million of Dynegy common stock that will be issued to ECP as part of the transaction consideration at closing. To support the collateral and liquidity needs of the combined enterprise, the Company has secured two incremental corporate-level revolving credit facilities totaling $950 million, bringing total revolver capacity at Dynegy Inc. to $1.425 billion. Additionally, approximately $300 million in working capital and cash collateral postings will be transferred to Dynegy with the acquired portfolios at closing.

“The target capital structure of the combined company has been designed to ensure the continued strength and flexibility of our balance sheet and maintain significant secured capacity for both hedging and liquidity requirements going forward. We appreciate the support of the company’s relationship banks which have provided committed financing to ensure both sufficient funds for closing as well as revolver capacity to manage the liquidity requirements of the combined company,” said Dynegy Executive Vice President and Chief Financial Officer Clint Freeland.

The transaction’s financing structure is consistent with the Company’s focus on balance sheet management, value-creating capital allocation, and sufficient liquidity to weather changes in commodity markets. The new assets will be incorporated into Dynegy’s existing first lien structure to support the Company’s hedging and collateral management programs.

Combined Portfolio Profile

To provide investors with a view of the combined company’s earnings power, Dynegy has provided estimated full year 2015 Adjusted EBITDA and Free Cash Flow guidance of $1.2-$1.4 billion and $480 - $680 million, respectively. This assumes that closing of both transactions occurs on December 31, 2014 and that Dynegy owns both portfolios for the full year of 2015.

Dynegy continues to support environmentally compliant coal and gas-fired generation as a responsible way to support America’s future energy needs. Dynegy remains committed to working with local communities, state and federal regulators, and legislators to ensure that affordable, reliable, responsible and environmentally compliant electricity is provided to the communities that the Company serves.

In addition, Dynegy intends to honor the agreement ECP reached to retire the Brayton Point facility on May 31, 2017 and complete the decommissioning following retirement.

Approvals and Time to Close

Both transactions are expected to close by the end of the first quarter 2015. The transactions are subject to customary closing conditions, including approval from the Federal Energy Regulatory Commission and expiration of Hart-Scott-Rodino waiting periods.

Advisors

Lazard and Credit Suisse acted as financial advisors on both transactions. Morgan Stanley acted as lead financial advisor on the ECP transaction and Goldman Sachs acted as financial advisor on the Duke transaction.

Investor Conference Call/Webcast

Dynegy will discuss these acquisitions during an investor conference call and webcast today at 8:30 a.m. ET/7:30 a.m. CT. Participants may access the webcast and the related presentation materials in the “Investor Relations” section of www.dynegy.com.

ABOUT DYNEGY

Dynegy’s subsidiaries produce and sell electric energy, capacity and ancillary services in key U.S. markets. The Dynegy Power, LLC power generation portfolio consists of approximately 6,078 megawatts of primarily natural gas-fired intermediate and peaking power generation facilities. The Dynegy Midwest Generation, LLC portfolio consists of approximately 2,980 megawatts of primarily coal-fired baseload power plants. The Illinois Power Holdings, LLC portfolio consists of approximately 4,062 megawatts of primarily coal-fired baseload power plants. Homefield Energy and Dynegy Energy Services are retail electricity providers serving businesses and residents in Illinois.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security, nor shall there be any sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The notes and a portion of the equity securities will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States without registration under the Securities Act or pursuant to an applicable exemption from such registration.

This press release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements regarding benefits of the proposed transactions, including significant value for Dynegy shareholders, expected capitalization at the closing of the transactions, expected synergies and anticipated future financial operating performance and results, and the ability to close the transactions during the periods indicated above. These statements are based on the current expectations of Dynegy’s management. Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy’s filings with the Securities and Exchange Commission (the “SEC”). Specifically, Dynegy makes reference to, and incorporates herein by reference, the sections entitled “Risk Factors” in its 2013 Form 10-K and second quarter 2014 Form 10-Q. In addition to the risks and uncertainties set forth in Dynegy’s SEC filings, the forward-looking statements described in this press release could be affected by the following, among other things, (i) conditions to the closing of any of the transactions may not be satisfied; (ii) problems may arise in successfully integrating the Duke Energy, EquiPower and Brayton power facilities into Dynegy’s current portfolio, which may result in Dynegy not operating as effectively and efficiently as expected; (iii) Dynegy may be unable to achieve expected synergies or it may take longer than expected to achieve such synergies; (iv) any of the transactions may involve unexpected costs or unexpected liabilities; (v) Dynegy may be unable to obtain regulatory approvals required for any of the transactions or required regulatory approvals may delay any of the transaction or result in the imposition of conditions that could have a material adverse effect on Dynegy or cause Dynegy to abandon any of the transactions; (vi) the business of Dynegy may suffer as a result of uncertainty surrounding the transactions; (vii) the industry may be subject to future regulatory or legislative actions, including environmental, that could adversely affect Dynegy; and (viii) Dynegy may be adversely affected by other economic, business, and/or competitive factors. Any or all of Dynegy’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Dynegy’s control.

Dynegy Inc. Contacts: Media: Katy Sullivan, 713.767.5800; Analysts: 713.507.6466

DYNEGY INC.

2015 ADJUSTED EBITDA AND FREE CASH FLOW GUIDANCE

(UNAUDITED) (IN MILLIONS)

Dynegy has not completed its purchase price allocation or determined the estimated useful lives of the assets to be acquired.  The 2015 guidance below was prepared using reasonable efforts and based on currently available information assuming the following: (a) the transactions will close on December 31, 2014, (b) all of the purchase price is allocated to working capital; property, plant and equipment; and the elimination of historical goodwill; and (c) property, plant and equipment is depreciated over an average useful life of 25 years.

The following table provides summary financial data regarding our 2015 Adjusted EBITDA guidance.

	Dynegy Consolidated
	Low	High
Net Income attributable to Dynegy Inc.	$220	$375
Plus / (Less):
Interest expense	465	490
Operating Income	685	865
Depreciation expense	475	495
Amortization of intangible assets and liabilities, net	(10)	(20)
EBITDA (1)	1,150	1,340
Plus / (Less):
Acquisition and integration costs	50	60
Adjusted EBITDA (1)	$1,200	$1,400

The following table provides summary financial data regarding our 2015 Free Cash Flow guidance.

	Dynegy Consolidated
	Low	High
Adjusted EBITDA (1)	$1,200	$1,400
Cash Interest Payments	(480)	(480)
Other Changes	10	10
Cash Flow from Operations	730	930
Maintenance Capital Expenditures	(200)	(200)
Environmental Capital Expenditures	(50)	(50)
Free Cash Flow	$480	$680

(1) EBITDA, Adjusted EBITDA and Free Cash Flow are non-GAAP measures.  Please refer to Item 7.01 on our Form 8-K filed on August 22, 2014 for definitions, utility and uses of such non-GAAP financial measures.